Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162188) of Colony Financial, Inc of our report dated September 14, 2010 relating to the financial statements of First Republic Bank, which appears in the Current Report on Form 8-K of Colony Financial, Inc. dated December 20, 2010.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

December 17, 2010